BCB Bancorp, Inc., Announces Net Income of $2.3 Million for the Three Months Ended September 30, 2015 and $6.0 Million for the Nine Months Ended September 30, 2015

BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP) today announced net income of $2.3 million for the three months ended September 30, 2015, compared with $1.1 million for the three months ended September 30, 2014. Basic and diluted earnings per share were $0.24 for the three-month period ended September 30, 2015, and $0.11 for the three-month period ended September 30, 2014. The weighted average number of common shares outstanding for the three months ended September 30, 2015 for basic and diluted earnings per share calculations was approximately 8,436,000 and 8,453,000, respectively. The weighted average number of common shares outstanding for the three months ended September 30, 2014 for basic and diluted earnings per share calculations was approximately 8,380,000 and 8,413,000, respectively.

Net income was $6.0 million for each of the nine-month periods ended September 30, 2015 and September 30, 2014. Basic and diluted earnings per share were $0.64 and $0.63, respectively, for the nine months ended September 30, 2015, as compared to $0.64 and $0.64, respectively, for nine months ended September 30, 2014. The weighted average number of common shares outstanding for the nine months ended September 30, 2015 for basic and diluted earnings per share calculations was approximately 8,419,000 and 8,441,000, respectively. The weighted average number of common shares outstanding for the nine months ended September 30, 2014 for basic and diluted earnings per share calculations was approximately 8,358,000 and 8,399,000, respectively.

Total assets increased by $253.0 million, or 19.4 percent, to $1.555 billion at September 30, 2015 from $1.302 billion at December 31, 2014. Total cash and cash equivalents increased by $63.7 million, or 198.2 percent, to $95.8 million at September 30, 2015 from $32.1 million at December 31, 2014. Loans receivable, net increased by $188.4 million, or 15.6 percent, to $1.396 billion at September 30, 2015 from $1.208 billion at December 31, 2014. Deposit liabilities increased by $204.7 million, or 19.9 percent, to $1.233 billion at September 30, 2015 from $1.029 billion at December 31, 2014. The Company had no short-term borrowings at September 30, 2015, compared with $26.0 million at December 31, 2014. Long-term borrowed money increased by $67.0 million, or 50.4 percent, to $200.0 million at September 30, 2015 from $133.0 million at December 31, 2014. Stockholders’ equity increased by $5.9 million, or 5.8 percent, to $108.2 million at September 30, 2015 from $102.3 million at December 31, 2014.

Thomas Coughlin, President and Chief Executive Officer, said, “BCB continues to grow. For the year to date, we have been successful in achieving significant loan and deposit growth. We are continuing to expand our footprint and seek new opportunities for business development. Throughout the year BCB has been implementing a Core System upgrade, which will culminate in the fourth quarter and will position us for continued success in 2016 and beyond through improved operational efficiencies and enhanced customer service.

"BCB attained the level of being a $1.5 billion asset Bank in just our 15th year in business. This achievement is confirmation of the soundness of our business model and a reflection of our commitment to providing outstanding customer service as delivered by our employees."

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $.14/common share payable on November 16, 2015, with a record date of November 2, 2015. The continuation of our quarterly cash dividend reflects the prospective confidence our board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution based upon quantitative measurements as defined by our regulatory agencies. We remain diligent in development and implementation of business strategies that we believe provide the opportunity for growth in both franchise and shareholder value.”

Operations for the three months ended September 30, 2015 compared with the three months ended September 30, 2014

Net income was $2.3 million for the three months ended September 30, 2015, compared with $1.1 million for the three months ended September 30, 2014. The increase in net income was primarily related to increases in net interest income and non-interest income, a lower provision for loan losses, partly offset by increases in non-interest expense and the income tax provision.

Net interest income increased by $489,000, or 3.7 percent, to $13.5 million for the three months ended September 30, 2015 from $13.0 million for the three months ended September 30, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $273.0 million, or 22.5 percent, to $1.486 billion for the three months ended September 30, 2015 from $1.213 billion for the three months ended September 30, 2014, partly offset by a decrease in the average yield on interest-earning assets of 51 basis points to 4.63 percent for the three months ended September 30, 2015 from 5.14 percent for the three months ended September 30, 2014. The average balance of interest-bearing liabilities increased by $248.8 million, or 24.6 percent to $1.260 billion for the three months ended September 30, 2015 from $1.011 billion for the three months ended September 30, 2014, while the average cost of interest-bearing liabilities increased by 16 basis points to 1.17 percent for the three months ended September 30, 2015 from 1.01 percent for the three months ended September 30, 2014. Net interest margin was 3.65 percent for the three-month period ended September 30, 2015 and 4.31 percent for the three-month period ended September 30, 2014. The decline in net interest margin was the result of competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.

Average net loan balances increased by 23.2 percent, when comparing the three-month periods ending September 30, 2015 and September 30, 2014. As a result of this loan growth, interest income on loans increased by $1.7 million, or 11.43 percent, to $17.0 million for the three months ended September 30, 2015 from $15.3 million for the three months ended September 30, 2014. The deployment of funds received from the sale of investment securities in the third quarter of 2014 into higher yielding loan assets contributed to the increase in net interest income.

Total non-interest income increased by $2.7 million to $2.0 million for the three months ended September 30, 2015 from a loss of $750,000 for the three months ended September 30, 2014. Non-interest income reflected an increase of $1.0 million in gain on sale of loans for the three months ended September 30, 2015 compared with the three months ended September 30, 2014. The three-month period ended September 30, 2014 included a $2.2 million increase in gains on the sale of investment securities held to maturity and a $4.0 million loss on the bulk sale of impaired loans, with no comparable activity in the three-month period ended September 30, 2015.

Total non-interest expense increased by $1.8 million, or 17.8 percent, to $11.7 million for the three months ended September 30, 2015 from $9.9 million for the three months ended September 30, 2014. Expense increases were incurred in several areas of the income statement, which included salaries and employee benefits, occupancy expense, equipment and other non-interest expense, much of which resulted from branch expansion.

Operations for the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014

Net income was $6.0 million for each of the nine months ended September 30, 2015 and September 30, 2014. Increases in net interest income, non-interest income and a lower provision for loan losses, were offset by increases in non-interest expense and the income tax provision.

Net interest income increased by $2.5 million, or 6.6 percent, to $39.8 million for the nine months ended September 30, 2015, from $37.3 million for the nine months ended September 30, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $196.0 million, or 16.2 percent, to $1.403 billion for the nine months ended September 30, 2015, from $1.207 billion for the nine months ended September 30, 2014, partly offset by a decrease in the average yield on interest-earning assets of 24 basis points to 4.73 percent for the nine months ended September 30, 2015 from 4.97 percent for the nine months ended September 30, 2014.The average balance of interest-bearing liabilities increased by $173.6 million, or 17.2 percent, to $1.183 billion for the nine months ended September 30, 2015, from $1.009 billion for the nine months ended September 30, 2014, while the average cost of interest-bearing liabilities increased by 11 basis points to 1.12 percent for the nine months ended September 30, 2015, from 1.01 percent for the nine months ended September 30, 2014. Net interest margin was 3.79 percent for the nine-month period ended September 30, 2015 and 4.13 percent for the nine-month period ended September 30, 2014.The decline in net interest margin was the result of competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.

Interest income on loans receivable increased by $6.4 million, or 15.0 percent, to $49.3 million for the nine months ended September 30, 2015 from $42.9 million for the nine months ended September 30, 2014. The increase was primarily attributable to an increase in the average balance of loans receivable of $248.3 million, or 22.7 percent, to $1.342 billion for the nine months ended September 30, 2015 from $1.094 billion for the nine months ended September 30, 2014, partially offset by a decrease in the average yield on loans receivable to 4.90 percent for the nine months ended September 30, 2015 from 5.22 percent for the nine months ended September 30, 2014. The increase in the average balance of loans receivable was the result of our comprehensive loan growth strategy. The decrease in average yield reflects the competitive price environment prevalent in the Company’s primary market area on loan facilities as well as the repricing downward of certain variable rate loans.

Total non-interest income increased by $2.4 million, or 91.5 percent, to $5.0 million for the nine months ended September 30, 2015 from $2.6 million for the nine months ended September 30, 2014. Non-interest income reflected an increase of $2.0 million in gain on sale of loans for the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014. The nine-month period ended September 30, 2014 included a $1.2 million gain on the sale of investment securities available for sale, $2.3 million in gains on the sale of investment securities held to maturity, and a $4.0 million loss on the bulk sale of impaired loans, with no comparable activity in the nine-month period ended September 30, 2015.

Total non-interest expense increased by $4.9 million, or 17.5 percent, to $32.8 million for the nine months ended September 30, 2015 from $27.9 million for the nine months ended September 30, 2014. Expense increases were incurred in several areas of the income statement, which included salaries and employee benefits, occupancy expense, equipment, advertising, other real estate-owned expense and other non-interest expense, much of which resulted from branch expansion.

BCB Community Bank presently operates 15 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and Staten Island, New York.

Questions regarding the content of this release should be directed to Thomas Coughlin, President and Chief Executive Officer, or Thomas Keating, Chief Financial Officer, at (201) 823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	September 30,	December 31,
	2015	2014

ASSETS
Cash and amounts due from depository institutions	$10,753	$11,202
Interest-earning deposits	85,025	20,921

Total cash and cash equivalents	95,778	32,123

Interest-earning time deposits	1,238	993
Securities available for sale	9,787	9,768
Loans held for sale	513	3,325
Loans receivable, net of allowance for loan losses of $17,690 and
$16,151, respectively	1,396,270	1,207,850
Federal Home Loan Bank of New York stock, at cost	10,711	8,830
Premises and equipment, net	15,901	14,295
Accrued interest receivable	5,158	4,454
Other real estate owned	2,113	3,485
Deferred income taxes	8,984	9,703
Other assets	8,402	7,074

Total Assets	$1,554,855	$1,301,900

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$146,588	$127,308
Interest bearing deposits	1,086,691	901,248

Total deposits	1,233,279	1,028,556
Short-term debt	-	26,000
Long-term debt	200,000	133,000
Subordinated debentures	4,124	4,124
Other Liabilities and accrued interest payable	9,251	7,968

Total Liabilities	1,446,654	1,199,648

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,697 shares of series A, B, and C 6 percent noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	-	-
Additional paid-in capital preferred stock	16,866	13,326
Common stock; $0.064 par value; 20,000,000 shares authorized, issued 10,970,890 and
10,924,054 shares at September 30, 2015 and December 31, 2014, respectively, outstanding 8,441,627 shares and
8,393,791 shares, respectively	702	699
Additional paid-in capital common stock	93,274	92,686
Retained earnings	27,802	25,983
Accumulated other comprehensive (loss)	(1,347)	(1,337)
Treasury stock, at cost, 2,529,263 and 2,530,263 shares, at September 30, 2015 and December 31, 2014, respectively	(29,096)	(29,105)

Total Stockholders' Equity	108,201	102,252

Total Liabilities and Stockholders' Equity	$1,554,855	$1,301,900

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Interest income:
Loans, including fees	$17,033	$15,286	$49,264	$42,848
Investments, taxable	165	309	463	2,102
Investments, non-taxable	-	3	-	28
Other interest-earning assets	18	12	45	36

Total interest income	17,216	15,610	49,772	45,014

Interest expense:
Deposits:
Demand	245	124	644	372
Savings and club	93	92	309	274
Certificates of deposit	1,681	1,066	4,184	3,207

	2,019	1,282	5,137	3,853
Borrowed money	1,654	1,274	4,805	3,799

Total interest expense	3,673	2,556	9,942	7,652

Net interest income	13,543	13,054	39,830	37,362
Provision for loan losses	70	650	1,920	2,100

Net interest income after provision for loan losses	13,473	12,404	37,910	35,262

Non-interest income:
Fees and service charges	520	627	1,553	1,659
Gain on sales of loans	1,415	360	3,328	1,367
Loss on bulk sale of impaired loans held in portfolio	-	(4,012)	-	(4,012)
Gain on sales of securities held to maturity	-	2,249	-	2,288
Gain on sale of securities available for sale	-	-	-	1,223
Other	29	26	75	63

Total non-interest income (loss)	1,964	(750)	4,956	2,588

Non-interest expense:
Salaries and employee benefits	5,941	5,274	16,782	14,777
Occupancy expense of premises	1,390	1,066	4,078	3,010
Equipment	1,572	1,474	4,678	4,172
Professional fees	421	520	827	1,543
Director fees	181	182	560	544
Regulatory assessments	328	301	868	835
Advertising	359	278	1,034	718
Other real estate owned, net	27	61	196	101
Other	1,473	770	3,816	2,248

Total non-interest expense	11,692	9,926	32,839	27,948

Income before income tax provision	3,745	1,728	10,027	9,902
Income tax provision	1,463	640	4,018	3,949

Net Income	$2,282	$1,088	$6,009	$5,953
Preferred stock dividends	254	202	657	599

Net Income available to common stockholders	$2,028	$886	$5,352	$5,354

Net Income per common share-basic and diluted
Basic	$0.24	$0.11	$0.64	$0.64

Diluted	$0.24	$0.11	$0.63	$0.64